Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Nikola Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	1,500,000(3)	$3.41	$5,115,000.00	0.00011020	$563.68

Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	77,812(4)	$3.41	$265,338.92	0.00011020	$29.24

	Total Offering Amounts					$5,380,338.92		$592.92

	Total Fee Offsets							—

	Net Fee Due							$592.92

(1)

Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this registration statement on Form S-8 also covers an indeterminate number of additional shares that may be offered or become issuable pursuant to the plans described herein in connection with any stock split, stock dividend, recapitalization, or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of common stock, $0.0001 par value per share, (the “Common Stock”).

(2)

Estimated in accordance with Rules 457(h) and 457(c) under the Securities Act, solely for the purposes of calculating the registration fee, based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on November 2, 2022.

(3)	Represents shares of Common Stock authorized for issuance as awards under the Nikola Corporation 2022 Inducement Plan.
(4)

Represents the maximum number of shares of Common Stock estimated to be issuable pursuant to restricted stock unit awards under the Romeo Power, Inc. 2020 Long-Term Incentive Plan which have not previously been registered.